Exhibit 10.1

                                  LIFE ENERGY &
                            TECHNOLOGY HOLDINGS INC.
                                  www.le-th.com
                               NASDAQ OTC:BB LETH
                         Deutsche Borse Frankfurt DE:LFT

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                        SALES AND STOCK RETURN AGREEMENT
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Agreement made this day 28th day May 2003 by and between Life Energy  Technology
Holdings, Inc., with corporate offices located at 2003 Beechgrove, Utica, New York, hereinafter referred to as ("LETH"); Alia Holdings, S.A., with corporate offices located at Building 1 Maly Kozikhinsky, Pereulok, Moscow 103001, Russia hereinafter referred to as ("ALIA") and Kuwat Holdings S.A. with corporate offices located at Faddoul Building, Notre Dame Hospital Road, Junieh, Lebanon hereinafter referred to as ("KUWAT")

WHEREAS, ALIA is the holder of five (5,000,000) million shares of LETH's Series B Preferred Stock (the "Shares") on share certificate number PB 02017 which ALIA holds as collateral against manufacturing, research & development, shipping & installation cost and expenses incurred on behalf of LETH and ALIA now wishes as part of this agreement to be paid, in whole or in part, and to return to LETH the Five (5,000,000) million shares valued at ten ($10.00) dollars USD per share and LETH wishes to retire the Shares on the terms and conditions listed below; and

WHEREAS, KUWAT has entered into an agreement with LETH to purchase 50 Biosphere Process(TM)1 System's ("Systems"), having already taken delivery of 2 System's in 2001, is now contracted to take delivery of a further 48 additional System's to be delivered at a purchase price of Five Million Nine Hundred Thousand (5,900,000) dollars USD per System, which Systems are, or will be manufactured by ALIA; and

WHEREAS, KUWAT is indebted to LETH in the amount of Twenty-four Million ($24,000,000) Dollars USD on accounts receivable on two System plus an additional Two Hundred and Eighty Three Million Two Hundred ($283,200,000) Dollars USD for a total indebtness of Three Hundred and Seven Million Two
Hundred ($307,200,000) Dollars USD for Biosphere System that ALIA has manufactured and delivered or which are to be manufactured and delivered to KUWAT within the next 12 months; and

WHEREAS, LETH and KUWAT wish to assign to ALIA direct payment of Two Hundred and Ninety Million Nine Hundred and Ninety Thousand ($290,990,000) Dollars USD owed to LETH by KUWAT to be used as payment for research & development cost, manufacturing, shipping and installation of the Biosphere System to be used to retire the debt and the return of the shares held as collateral.

NOW THEREFORE, in consideration of the premises and promises contained herein and for US Ten ($10.00) Dollars paid in hand from each party to this Agreement to the others, receipt of which is hereby acknowledged, the parties agree as follows:

1) ALIA herewith and hereby returns to LETH and LETH hereby and herewith agrees to accept from ALIA the Shares held as Collateral valued at Ten ($10.00) Dollars USD per shares as follows:

     a. KUWAT is presently indebted to LETH in the sum of Three Hundred and Seven Million Two Hundred ($307,200,000) Dollars USD for Biosphere System delivered or to be delivered by ALIA to KUWAT and when such assignment of payments are delivered ALIA will return Five (5,000,000) million shares to LETH.

2) KUWAT agrees that the payment for 48 Biosphere System's delivered by ALIA to KUWAT pursuant to KUWAT's agreement to purchase same from LETH and as the manufactured for LETH by ALIA shall be made by KUWAT on the following basis:

     a. KUWAT agrees to pay to ALIA and ALIA agrees to accept from KUWAT, Two Hundred and Ninety Million Nine Hundred and Ninety Thousand
          ($290,990,000) Dollar USD pursuant to the KUWAT's agreement to purchase Biosphere System's from LETH which Biosphere System's have been and will be manufactured by ALIA for LETH and LETH specifically assigns to ALIA its ownership interest in the amount of US Dollars for manufacturing, research & development, shipping and installation pursuant to contract. (see exhibit A ).

3) LETH specifically makes no representation to either KUWAT or ALIA relative to the Biosphere System's manufactured by ALIA and delivered by ALIA to KUWAT other than LETH's rights to assign the manufacturing of the Biosphere System's and the assignment of part of the US Dollars owed by KUWAT to LETH. LETH represents and warrants that it has the corporate authority to enter into this agreement without violation of any other agreement existing and has appointed the signature appears below to execute this Agreement.

4) KUWAT agrees that the Biosphere System's manufactured by ALIA and delivered by ALIA to KUWAT will be delivered to KUWAT's clients in the Middle East and Iraq and will not be resold outside of the Middle East.

5) This Agreement may be signed in more than one counterpart and facsimile signature is deemed to be original and accepted as such.

6) This Agreement shall be construed pursuant to the laws of the State of Delaware, United States of America

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the 28th day of May , 2003



 /s/ Georges Ghorieb
------------------------------
Mr Georges Ghorieb
Kuwat Holdings S.A.


 /s/ Jean Nasrallah
------------------------------
Mr Jean Nasrallah
Alia Holdings S.A.


 /s/ Dr. CA McCormack
------------------------------
Dr CA McCormack,
B.Sc., Ph.D., N.I.H.C., M.PS., M.ARVO., F.F., Ful.S.,
President & Chief Executive Officer,
Life Energy & Technology Holdings Inc.,
for and on behalf of Life Energy & Technology Holdings Inc.

Exhibit A



Sale to Lebanon                              First Quarter  Second Quarter  Third Quarter  Forth Quarter    Total
-------------------                          -------------  --------------  -------------  -------------   -------------
sale of 48 units at $5,900,000 to Lebanon
by LETH                                       $70,800,000     $70,800,000    $70,800,000     $70,800,000   $283,200,000
direct cost of sale 48 units at $5,350,000
paid direct to factory                        $64,200,000     $64,200,000    $64,200,000     $64,200,000   $256,800,000

Gross Profit due to LETH start up cost         $6,600,000      $6,600,000     $6,600,000      $6,600,000    $26,400,000

Money owed to the Factory for R & D paid
direct to factory                              $4,130,000      $3,540,000     $3,540,000      $3,540,000    $14,750,000
Money Due the Factory for Shipping and
Installation paid direct                       $1,860,000      $1,860,000     $1,860,000      $1,860,000     $7,440,000

Total Statrt Up Cost and Expenses              $5,990,000      $5,400,000     $5,400,000      $5,400,000    $22,190,000

Net Profit due LETH                              $610,000      $1,200,000     $1,200,000      $1,200,000     $4,210,000

LETH Accounts Receivable now on books
$24,000,000                                            $0      $4,000,000     $4,000,000      $4,000,000    $12,000,000

LETH transfers 50% of the accounts to
Russians                                       $6,000,000      $2,000,000     $2,000,000      $2,000,000    $12,000,000


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1 Biosphere  Process(TM)System  & Biosphere(TM)are  copyright  trademarks of the
Life Energy Partnership 1995 and Company